Exhibit 99.1

REALOGY REPORTS FINANCIAL RESULTS
FOR SECOND QUARTER 2013

Strong Transaction Volume Growth and Reduced Corporate Debt Expense
Drive Company's Return to Positive Net Income

Company Expects 17% to 19% Year-over-Year Improvement in
Third Quarter Homesale Transaction Volume

MADISON, N.J. (July 24, 2013) - Realogy Holdings Corp. (NYSE: RLGY), a global leader in residential real estate franchising and provider of real estate brokerage, relocation, and title and settlement services, today reported financial results for the second quarter ended June 30, 2013, including the following:

•	Realogy's net revenue for second quarter 2013 was $1.53 billion, a 17% increase compared to the same period in 2012.

•	The Company's Adjusted EBITDA[1] was $278 million in the second quarter, an increase of 27% year-over-year.

•
Net income attributable to the Company in the second quarter was $84 million, an improvement of $109 million compared to the second quarter of 2012. Net income includes $67 million of interest expense, $44 million of depreciation and amortization, $43 million of debt extinguishment charges and $26 million of compensation expense relating to the April 2013 issuance of common stock under the phantom value plan.

•	Basic earnings per share for the quarter was $0.58, or, excluding the loss on early extinguishment of debt and phantom value plan compensation expense, would have been $1.05.

•
The Company also retired $330 million of high cost debt and refinanced $492 million of 11.5% debt with $500 million of 3.375% debt, reducing its annual cash interest expense run rate to approximately $255 million per year.

"The material improvement in our second quarter financial results is largely attributable to the strength of our business model, the strong performance of management, a dramatically improved balance sheet with a corresponding material reduction in interest expense, and a housing market recovery that is showing resiliency," said Richard A. Smith, Realogy's chairman, chief executive officer and president.
The Company's combined transaction volume increased 21% during the second quarter of 2013 compared to the same period last year. The Realogy Franchise Group (RFG), our franchise segment, and NRT, the operator of our company-owned brokerage offices, reported closed homesale transaction side gains of 10% and 12%, respectively. Average homesale price improved 10% at RFG and 7% at NRT compared with the second quarter of 2012. NRT's average home price is generally twice the national average.
In our relocation business, while second quarter revenue was essentially flat, Cartus experienced a 19% increase in broker referrals and a 5% year-over-year increase in initiations compared with 2012. In our title and settlement services segment, Title Resource Group (TRG) experienced a 14% increase in purchase title and closing units compared to the second quarter of 2012 and a 30% increase in refinance title and closing units.
"Recently, there has been renewed focus on rising mortgage rates and what impact they will have on the housing market," continued Smith. "While rising rates have had an effect on refinancing volume, thus far we have seen no near-term impact on existing home sales. We view rising rates as a reflection of a healthier economy, and while mortgage rates may put near-term pressure on certain homebuyers, this needs to be viewed in the broader context of

1 See Table 7 for a reconciliation of Net Income/(Loss) to Adjusted EBITDA for the three months ended June 30, 2013 and 2012 and Table 9 for a definition of Adjusted EBITDA.

Realogy Reports Financial Results for Second Quarter 2013                        2

overall affordability, which remains at historically high levels. We believe the recovery is, and will continue to be, a long-term process."
"Looking ahead, we expect continued growth in transaction volume, with 17% to 19% increases in the third quarter compared to the third quarter of 2012," said Anthony E. Hull, Realogy's executive vice president, chief financial officer and treasurer. "On a combined basis, RFG and NRT transaction sides are anticipated to increase 9% to 10% and average sale price is expected to increase 8% to 9% year-over-year in the third quarter. This business growth trend will drive continued strength in our revenue and EBITDA results for the third quarter."
Balance Sheet Information as of June 30, 2013
The Company ended the quarter with a cash balance of $187 million, and $140 million of outstanding borrowings on its revolving credit facility under its senior secured credit agreement.
"We expect that our revolver will be fully repaid by the end of the third quarter, and we currently expect to end the quarter and the year with a significant cash balance," said Hull. "The availability of funds from operating cash flow and our revolver will give us flexibility to continue to materially reduce our borrowings over time. Having already reduced our indebtedness by $3.2 billion over the past year, our goal over the next several years is to reduce our overall leverage (Net Debt to Adjusted EBITDA) to three times or less."
A consolidated balance sheet is included as Table 2 of this press release.
Investor Conference Call
Today, July 24 at 8:30 a.m. (EDT), Realogy will hold a conference call via webcast to review its second quarter results. The call will be hosted by Richard A. Smith, chairman, chief executive officer and president, and Anthony E. Hull, executive vice president, chief financial officer and treasurer, and will conclude with an investor Q&A period with management.
Investors may access the conference call live via webcast at www.realogy.com under "Investors" or by dialing (888) 895-2010 (toll free); international participants should dial (706) 679-2250. Please dial in at least 5 to 10 minutes prior to start time. A webcast replay also will be available from July 24 through August 7.
In addition, Realogy expects to file its quarterly report Form 10-Q with the Securities and Exchange Commission on August 2, 2013.
About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is a global leader in real estate franchising with company-owned real estate brokerage operations doing business under its franchise systems as well as relocation and title services. Realogy's brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby's International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy's franchise system members operate approximately 13,500 offices with 241,700 independent sales associates doing business in 103 countries around the world. Realogy is headquartered in Madison, N.J.
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Realogy Reports Financial Results for Second Quarter 2013                        3

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or stagnant or declining home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, continued low inventory levels, renewed high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business, and increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing; the Company's geographic and high-end market concentration, particularly with respect to its Company-owned brokerage operations; the Company's failure to enter into or renew franchise agreements or maintain its brands; risks relating to our substantial amount of outstanding debt and interest obligations; variable rate indebtedness which subjects the Company to interest rate risk; the Company's inability to access capital; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and/or the Internal Revenue Code; the Company's inability to realize benefits from future acquisitions; the Company's inability to sustain improvements in its operating efficiency; and the final resolution or outcomes with respect to Cendant's (our former parent) remaining contingent liabilities.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and in our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contacts:	Media Contact:
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

Jennifer Pepper
(973) 407-7487
jennifer.pepper@realogy.com

Realogy Reports Financial Results for Second Quarter 2013                        4

Table 1

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues
Gross commission income	$1,169	$983	$1,845	$1,589
Service revenue	233	208	416	380
Franchise fees	91	76	148	130
Other	40	42	81	85
Net revenues	1,533	1,309	2,490	2,184
Expenses
Commission and other agent-related costs	800	662	1,254	1,064
Operating	353	325	680	643
Marketing	49	52	99	103
General and administrative	93	79	160	156
Former parent legacy costs (benefit), net	(2)	—	(1)	(3)
Restructuring costs	4	2	4	5
Depreciation and amortization	44	44	86	89
Interest expense, net	67	176	156	346
Loss on the early extinguishment of debt	43	—	46	6
Other (income)/expense, net	—	—	—	1
Total expenses	1,451	1,340	2,484	2,410
Income (loss) before income taxes, equity in earnings and noncontrolling interests	82	(31)	6	(226)
Income tax expense	9	8	16	15
Equity in earnings of unconsolidated entities	(13)	(15)	(22)	(25)
Net income (loss)	86	(24)	12	(216)
Less: Net income attributable to noncontrolling interests	(2)	(1)	(3)	(1)
Net income (loss) attributable to Realogy Holdings	$84	$(25)	$9	$(217)

Earnings (loss) per share
Basic earnings (loss) per share:	$0.58	$(3.12)	$0.06	$(27.07)
Diluted earnings (loss) per share:	$0.57	$(3.12)	$0.06	$(27.07)
Weighted average common and common equivalent shares outstanding:
Basic:	145.4	8.0	145.2	8.0
Diluted:	146.6	8.0	146.4	8.0

Realogy Reports Financial Results for Second Quarter 2013                        5

Table 2

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30, 2013	December 31, 2012

Current assets:
Cash and cash equivalents	$187	$376
Trade receivables (net of allowance for doubtful accounts of $44 and $51)	134	122
Relocation receivables	406	324
Relocation properties held for sale	7	9
Deferred income taxes	52	54
Other current assets	93	93
Total current assets	879	978
Property and equipment, net	187	188
Goodwill	3,308	3,304
Trademarks	732	732
Franchise agreements, net	1,596	1,629
Other intangibles, net	382	399
Other non-current assets	215	215
Total assets	$7,299	$7,445

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$207	$148
Securitization obligations	260	261
Due to former parent	67	69
Revolving credit facilities and current portion of long-term debt	161	110
Accrued expenses and other current liabilities	402	427
Total current liabilities	1,097	1,015
Long-term debt	3,995	4,256
Deferred income taxes	453	444
Other non-current liabilities	208	211
Total liabilities	5,753	5,926
Commitments and contingencies
Equity:
Realogy Holdings preferred stock: $.01 par value; 50,000,000 shares authorized, none issued and outstanding at June 30, 2013 and December 31, 2012.	—	—
Realogy Holdings common stock: $.01 par value; 400,000,000 shares authorized, 145,787,068 shares outstanding at June 30, 2013 and 145,369,453 shares outstanding at December 31, 2012.	1	1
Additional paid-in capital	5,613	5,591
Accumulated deficit	(4,036)	(4,045)
Accumulated other comprehensive loss	(34)	(31)
Total stockholders' equity	1,544	1,516
Noncontrolling interests	2	3
Total equity	1,546	1,519
Total liabilities and equity	$7,299	$7,445

Realogy Reports Financial Results for Second Quarter 2013                        6

Table 3

REALOGY HOLDINGS CORP.
2013 vs. 2012 KEY DRIVERS

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Real Estate Franchise Services (a)
Closed homesale sides (b)	302,420	273,771	10%	512,200	471,229	9%
Average homesale price	$236,590	$214,547	10%	$226,076	$205,967	10%
Average homesale broker commission rate	2.55%	2.55%	—	2.55%	2.55%	—
Net effective royalty rate	4.51%	4.64%	(13) bps	4.53%	4.68%	(15) bps
Royalty per side	$281	$263	7%	$272	$256	6%
Company Owned Real Estate Brokerage Services
Closed homesale sides (b)	92,878	82,768	12%	150,938	138,041	9%
Average homesale price	$478,280	$446,732	7%	$458,867	$429,267	7%
Average homesale broker commission rate	2.49%	2.49%	—	2.50%	2.50%	—
Gross commission income per side	$12,598	$11,856	6%	$12,226	$11,497	6%
Relocation Services
Initiations	51,311	48,698	5%	87,262	86,168	1%
Referrals	26,258	22,039	19%	41,935	36,305	16%
Title and Settlement Services
Purchase title and closing units	34,157	29,973	14%	55,663	50,538	10%
Refinance title and closing units	23,123	17,766	30%	47,623	39,782	20%
Average price per closing unit	$1,490	$1,450	3%	$1,415	$1,350	5%
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

(b)
Assuming all else remains equal, the gain or loss of one business day in the quarter can increase or reduce homesale sides by approximately 2 percentage points at both RFG and NRT. The impact on homesale sides for a six month period is approximately 1 percentage point at both RFG and NRT. The six months ended June 30, 2013 contained one less business day than the six months ended June 30, 2012.

Realogy Reports Financial Results for Second Quarter 2013                        7

Table 4

REALOGY HOLDINGS CORP.
2012 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
Real Estate Franchise Services (a)
Closed homesale sides	197,458	273,771	265,828	251,567	988,624
Average homesale price	$194,071	$214,547	$218,866	$222,234	$213,575
Average homesale broker commission rate	2.56%	2.55%	2.53%	2.53%	2.54%
Net effective royalty rate	4.75%	4.64%	4.65%	4.53%	4.63%
Royalty per side	$248	$263	$268	$265	$262
Company Owned Real Estate Brokerage Services
Closed homesale sides	55,273	82,768	79,383	71,985	289,409
Average homesale price	$403,115	$446,732	$442,212	$476,789	$444,638
Average homesale broker commission rate	2.51%	2.49%	2.50%	2.48%	2.49%
Gross commission income per side	$10,959	$11,856	$11,786	$12,501	$11,826
Relocation Services
Initiations	37,470	48,698	38,696	33,298	158,162
Referrals	14,266	22,039	24,082	18,940	79,327
Title and Settlement Services
Purchase title and closing units	20,565	29,973	28,927	25,691	105,156
Refinance title and closing units	22,016	17,766	24,168	25,270	89,220
Average price per closing unit	$1,237	$1,450	$1,378	$1,366	$1,362
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for Second Quarter 2013                        8

Table 5a
REALOGY HOLDINGS CORP.
SELECTED 2013 FINANCIAL DATA
(In millions)

	For the Three Months Ended	For the Three Months Ended
	March 31,	June 30,
Revenue (a)	2013	2013
Real Estate Franchise Services	$135	$193
Company Owned Real Estate Brokerage Services	686	1,182
Relocation Services	87	108
Title and Settlement Services	100	130
Corporate and Other	(51)	(80)
Total Company	$957	$1,533

EBITDA (b) (c)
Real Estate Franchise Services	$72	$133
Company Owned Real Estate Brokerage Services	(8)	102
Relocation Services	10	27
Title and Settlement Services	4	20
Corporate and Other	(15)	(78)
Total Company	$63	$204
Less:
Depreciation and amortization	42	44
Interest expense, net	89	67
Income tax expense	7	9
Net income (loss) attributable to Realogy Holdings	$(75)	$84
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $51 million and $80 million for the three months ended March 31, 2013 and June 30, 2013, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $8 million and $12 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2013 and June 30, 2013, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
The three months ended March 31, 2013 includes $3 million related to the loss on early extinguishment of debt and $1 million of former parent legacy costs. The three months ended June 30, 2013 includes $43 million related to the loss on early extinguishment of debt, $26 million related to the Phantom Value Plan and $4 million restructuring costs, partially offset by a net benefit of $2 million of former parent legacy items.

(c)
The three months ended March 31, 2013 reflects $13 million of employee-related costs due to the 2013 bonus plan. The three months ended March 31, 2012 reflected $11 million of expense being recognized for the two year retention plan that was implemented in November 2010 and $13 million of expense related to the 2012 bonus plan. As a result, there is $11 million of lower employee related costs in the first quarter of 2013 compared to the first quarter of 2012. The three months ended June 30, 2013 reflects $15 million of employee-related costs due to the 2013 bonus plan. The three months ended June 30, 2012 reflected $10 million of expense being recognized for the two year retention plan that was implemented in November 2010 and $15 million of expense related to the 2012 bonus plan. As a result, there is $10 million of lower employee related costs in the second quarter of 2013 compared to the second quarter of 2012. The retention plan was put in place to retain key employees during a period when there was not an annual bonus plan.

Realogy Reports Financial Results for Second Quarter 2013                        9

Table 5b
REALOGY HOLDINGS CORP.
SELECTED 2012 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
Revenue (a)	2012	2012	2012	2012	2012
Real Estate Franchise Services	$129	$170	$161	$144	$604
Company Owned Real Estate Brokerage Services	617	994	948	910	3,469
Relocation Services	88	109	124	102	423
Title and Settlement Services	88	106	114	113	421
Corporate and Other	(47)	(70)	(66)	(62)	(245)
Total Company	$875	$1,309	$1,281	$1,207	$4,672

EBITDA (b) (c)
Real Estate Franchise Services	$61	$99	$107	$97	$364
Company Owned Real Estate Brokerage Services	(17)	78	67	37	165
Relocation Services	4	30	45	24	103
Title and Settlement Services	2	14	12	10	38
Corporate and Other	(20)	(18)	(18)	(417)	(473)
Total Company	$30	$203	$213	$(249)	$197
Less:
Depreciation and amortization	45	44	42	42	173
Interest expense, net	170	176	187	(5)	528
Income tax expense	7	8	18	6	39
Net loss attributable to Realogy	$(192)	$(25)	$(34)	$(292)	$(543)
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $47 million, $70 million, $66 million and $62 million for the three months ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $7 million, $11 million, $12 million and $9 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
Includes $3 million of restructuring costs and $6 million related to loss on the early extinguishment of debt, partially offset by $3 million of former parent legacy benefits for the three months ended March 31, 2012. Includes $2 million of restructuring costs for the three months ended June 30, 2012. Includes $2 million of restructuring costs, partially offset by $1 million of former parent legacy benefits for the three months ended September 30, 2012. Includes $361 million of IPO related costs (of which $256 million was non-cash and related to the issuance of additional shares and $105 million was a cash fee payment), $39 million expense for the Apollo management fee termination agreement, $18 million loss on the early extinguishment of debt and $5 million of restructuring costs, partially offset by a net benefit of $4 million of former parent legacy items for the three months ended December 31, 2012. The amounts broken down by business units as follows:

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2012	2012	2012	2012	2012
Company Owned Real Estate Brokerage Services	1	2	2	2	7
Relocation Services	1	—	—	2	3
Title and Settlement Services	1	—	—	1	2
Corporate and Other	3	—	(1)	414	416
Total Company	6	2	1	419	428

(c)
The three months ended March 31, 2012 reflects the incremental employee-related costs that were primarily due to $10 million of expense for the 2012 bonus plan, which is in addition to $11 million of expense being recognized for the retention plan that was implemented in November 2010, whereas in the first quarter of 2011 only $11 million of expense was recognized for the retention plan. The retention plan was put in place to retain key employees during a period when there was not an annual bonus plan.

The three months ended June 30, 2012 reflects the incremental employee-related costs that were primarily due to $16 million of expense for the 2012 bonus plan, which is in addition to $10 million of expense being recognized for the November 2010 retention plan, whereas in the second

Realogy Reports Financial Results for Second Quarter 2013                        10

quarter of 2011 only $10 million of expense was recognized for the retention plan. As a result, there is $16 million of incremental employee related costs in the second quarter of 2012 compared to the second quarter of 2011.
The three months ended September 30, 2012 reflects the incremental employee-related costs that were primarily due to $18 million of expense for the 2012 bonus plan, which is in addition to $6 million of expense being recognized for the November 2010 retention plan, whereas in the third quarter of 2011 only $9 million of expense was recognized for the retention plan. As a result, there is $15 million of incremental employee related costs in the third quarter of 2012 compared to the third quarter of 2011.
The three months ended December 31, 2012 reflects the incremental employee-related costs that were primarily due to $18 million of expense for the 2012 bonus plan, whereas in the fourth quarter of 2011 only $10 million of expense was recognized for the retention plan. As a result, there is $8 million of incremental employee related costs in the fourth quarter of 2012 compared to the fourth quarter of 2011.

Realogy Reports Financial Results for Second Quarter 2013                        11

Table 6
REALOGY HOLDINGS CORP.
TWELVE MONTH EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net income (loss) attributable to Realogy to EBITDA and Adjusted EBITDA for the twelve months ended June 30, 2013 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended	Six Months Ended	Six Months Ended	Six Months Ended	Twelve Months Ended
	December 31, 2012	June 30, 2012	December 31, 2012	June 30, 2013	June 30, 2013
Net income (loss) attributable to Realogy (a)	$(543)	$(217)	$(326)	$9	$(317)
Income tax expense	39	15	24	16	40
Income (loss) before income taxes	(504)	(202)	(302)	25	(277)
Interest expense, net	528	346	182	156	338
Depreciation and amortization	173	89	84	86	170
EBITDA (b)	197	233	(36)	267	231
Covenant calculation adjustments:
Restructuring costs and former parent legacy costs (benefit), net (c)					5
IPO related costs for the Convertible Notes					361
Loss on the early extinguishment of debt					64
Pro forma cost savings for 2013 restructuring initiatives (d)					2
Pro forma cost savings for 2012 restructuring initiatives (e)					2
Pro forma effect of business optimization initiatives (f)					21
Non-cash charges (g)					19
Non-recurring fair value adjustments for purchase accounting (h)					2
Pro forma effect of acquisitions and new franchisees (i)					5
Apollo management fees (j)					31
Fees for secondary offering					1
Incremental securitization interest costs (k)					6
Adjusted EBITDA					$750
Total senior secured net debt (l)					$2,528
Senior secured leverage ratio					3.37	x
_______________

(a)
Net income (loss) attributable to Realogy consists of: (i) a loss of $34 million for the third quarter of 2012, (ii) a loss of $292 million for the fourth quarter of 2012, (iii) a loss of $75 million for the first quarter of 2013 and (iv) income of $84 million for the second quarter of 2013.

(b)
EBITDA consists of: (i) $213 million for the third quarter of 2012, (ii) negative $249 million for the fourth quarter of 2012, (iii) $63 million for the first quarter 2013 and (iv) $204 million for the second quarter of 2013.

(c)	Consists of $11 million of restructuring costs partially offset by a net benefit of $6 million for former parent legacy items.

(d)	Represents incremental costs incurred in the second quarter for the Corporate headquarters that are not expected to recur in subsequent periods.

(e)
Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2012. From this restructuring, we expect to reduce our operating costs by approximately $13 million on a twelve-month run-rate basis and estimate that $11 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from July 1, 2012 through the time they were put in place had those actions been effected on July 1, 2012.

(f)
Represents the twelve-month pro forma effect of business optimization initiatives including $3 million related to our Relocation Services integration costs, $4 million related to vendor renegotiations, $8 million related to business cost cutting initiatives and $6 million for employee retention accruals. The employee retention accruals reflect the two year employee retention plan that was implemented in November 2010 in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.

Realogy Reports Financial Results for Second Quarter 2013                        12

(g)
Represents the elimination of non-cash expenses, including $36 million of stock-based compensation expense less $15 million for the change in the allowance for doubtful accounts and notes reserves and $2 million of other items from July 1, 2012 through June 30, 2013.

(h)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.

(i)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on July 1, 2012. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of July 1, 2012.

(j)	Represents the elimination of the expense recognized for the termination of the Apollo management fee agreement for the twelve months ended June 30, 2013.

(k)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended June 30, 2013.

(l)
Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets of $2,648 million plus $15 million of capital lease obligations less $135 million of readily available cash as of June 30, 2013. Pursuant to the terms of our senior secured credit facility, total senior secured net debt does not include the First and a Half Lien Notes, other indebtedness secured by a lien on our assets that is pari passu or junior in priority to the First and a Half Lien Notes, including our securitization obligations and the Unsecured Notes.

Realogy Reports Financial Results for Second Quarter 2013                        13

Table 7
REALOGY HOLDINGS CORP.
EBITDA AND ADJUSTED EBITDA
THREE MONTHS ENDED JUNE 30
(In millions)
Set forth in the table below is a reconciliation of net income (loss) attributable to Realogy to EBITDA and Adjusted EBITDA for the three month periods ended June 30, 2013 and 2012:

	Three Months Ended
	June 30, 2013	June 30, 2012
Net income (loss) attributable to Realogy	$84	(25)
Income tax expense	9	8
Income (loss) before income taxes	93	(17)
Interest expense, net	67	176
Depreciation and amortization	44	44
EBITDA	204	203
Restructuring costs, merger costs and former parent legacy costs (benefit), net	2	2
Loss on the early extinguishment of debt	43	—
Pro forma cost savings for restructuring initiatives	2	—
Pro forma effect of business optimization initiatives	3	11
Non-cash charges	20	(4)
Non-recurring fair value adjustments for purchase accounting	1	1
Pro forma effect of acquisitions and new franchisees	1	1
Fees for secondary offering	1	—
Apollo management fees	—	4
Incremental securitization interest costs	1	1
Adjusted EBITDA	278	219

Realogy Reports Financial Results for Second Quarter 2013                        14

Table 8
REALOGY HOLDINGS CORP.
FREE CASH FLOW

A reconciliation of net income attributable to Realogy Holdings to free cash flow for the three months ended June 30, 2013 is set forth in the following table:

	For the three months ended
	June 30, 2013
	($ in millions)	($ per share)
Net income attributable to Realogy / Basic earnings per share	$84	$0.58
Income tax expense, net of payments	5	0.03
Interest expense, net	67	0.46
Cash interest payments	(86)	(0.59)
Depreciation and amortization	44	0.30
Capital expenditures	(10)	(0.07)
Restructuring costs and legacy, net of payments	(2)	(0.01)
Loss on the early extinguishment of debt	43	0.29
Working capital adjustments	71	0.49
Relocation assets, net of securitization	(63)	(0.43)
Free Cash Flow / Cash Earnings Per Share	$153	$1.05

Basic weighted average number of common shares outstanding (in millions)		145.4

Realogy Reports Financial Results for Second Quarter 2013                        15

Table 9

Non-GAAP Definitions
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. Adjusted EBITDA calculated for a twelve-month period corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio. Adjusted EBITDA includes adjustments to EBITDA for restructuring costs, former parent legacy cost (benefit) items, net, IPO related costs for the Convertible Notes, loss on the early extinguishment of debt, non-cash charges, non-recurring fair value adjustments for purchase accounting, Apollo management fees, fees for the secondary offering and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period. Adjusted EBITDA calculated for a three-month period adjusts for the same items as for a twelve-month period, except that the pro forma effect of cost savings, business optimizations and acquisitions and new franchisees are calculated as of the beginning of the three-month period instead of the twelve-month period.
We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA or Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash requirement for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
In addition to the limitations described above, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full period effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.
Free Cash Flow is defined as net loss attributable to Realogy before income tax expense, net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefit), net of payments, , cash payment related to Apollo management fee termination, loss on the early extinguishment of debt, working capital adjustments and relocation receivables and properties, net of change in securitization obligations. Cash Earnings Per Share is defined as Free Cash Flow divided by the weighted average basic shares outstanding. We use Free Cash Flow and Cash Earnings Per Share in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow and Cash Earnings Per Share are not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Free Cash Flow and Cash Earnings Per Share may differ from similarly titled measures presented by other companies.